UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2015

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On August 20, 2015, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 23, 2015 (the “Merger Agreement”), by and between Heritage Commerce Corp, a California corporation (“Heritage”), Heritage Bank of Commerce, a California chartered bank and wholly owned subsidiary of Heritage (“HBC”), and Focus Business Bank, a California chartered bank (“Focus Bank”), Focus Bank merged with and into HBC with HBC continuing as the surviving bank (the “Merger”).

Pursuant to the terms of the Merger Agreement, each outstanding share of Focus Bank common stock, no par value per share (“Focus Bank Common Stock”) was converted into the right to receive 1.8235 shares of Heritage common stock, no par value per share (“Heritage Common Stock”). For each fractional share that would have otherwise been issued, Heritage will pay cash in an amount equal to such fraction of a share multiplied by $10.94, which was the volume weighted average of the closing prices for shares of Heritage Common Stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on August 13, 2015 (the “Weighted Average Closing Price”).

Immediately prior to the closing, each outstanding option to purchase shares of Focus Bank Common Stock, whether or not then vested and exercisable, was cancelled and the holder of the option was entitled to receive from Focus Bank, subject to any required tax withholding, an amount in cash, without interest, equal to the excess over the exercise price per share, if any, of 1.8235 multiplied by the Weighted Average Closing Price.

As a result of the Merger, Heritage will deliver approximately 5.47 million shares of Heritage Common Stock to the former holders of Focus Bank Common Stock. Former holders of Focus Bank Common Stock, as a group, have the right to receive shares of Heritage Common Stock in the Merger constituting approximately 14.6% of the outstanding shares of Heritage Common Stock immediately after the Merger (on a diluted basis that includes the conversion of the Heritage Series C convertible preferred stock). As a result, holders of Heritage Common Stock immediately prior to the Merger, as a group, own approximately 85.4% of the outstanding shares of Heritage Common Stock immediately after the Merger. Based on Heritage’s closing stock price of $10.68 on August 20, 2015, the merger consideration was valued at approximately $19.47 per Focus Bank share.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to Heritage’s Current Report on Form 8-K filed on April 23, 2015, which is incorporated herein by reference.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, on August 20, 2015, two independent members of Focus Bank’s board of directors, J. Philip DiNapoli and Julianne Biagini-Komas, were appointed to the board of directors of Heritage and HBC, effective as of August 20, 2015, to serve until the annual meeting of shareholders of Heritage and HBC, at which time they will stand for re-election, subject to nomination by the Corporate Governance and Nominating Committee. The Heritage and HBC boards of directors increased their respective sizes by two from eleven to thirteen to create seats on the boards for these two individuals. Focus Bank’s remaining directors and executive officers ceased serving in such capacities effective as of the date of the Merger.

The Corporate Governance and Nominating Committee determined that each of Mr. DiNapoli and Ms. Biagini-Komas are independent directors under applicable rules and regulations. The Committee also appointed Mr. DiNapoli to the Strategic Planning Committee and Corporate Governance and Nominating Committee and Ms. Biagini-Komas to the Compensation Committee and the Audit Committee.

Item 8.01.             Other Events.

On August 20, 2015, Heritage issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(a)                                 Financial statements of businesses acquired.

The Company intends to file the financial statements of Focus Business Bank under cover of Form 8-K/A no later than 71 calendar days after the date this Report is required to be filed.

(b)                                 Pro forma financial information.

The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report is required to be filed.

(d)                                 Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger and Reorganization, dated April 23, 2015, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Focus Business Bank (incorporated by reference to the Registrant’s Current Report on Form 8-K filed April 23, 2015)

99.1	Press Release, dated August 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: August 20, 2015	By:	/s/ Walter T. Kaczmarek

Walter T. Kaczmarek
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger and Reorganization, dated April 23, 2015, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Focus Business Bank (incorporated by reference to the Registrant’s Current Report on Form 8-K filed April 23, 2015)

99.1	Press Release, dated August 20, 2015